Coopers                                Coopers & Lybrand L.L.P.
& Lybrand
                                       a professional services firm


             CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated March 4, 1998, which includes an explanatory paragraph related to the discontinuance of SFAS No. 71, "Accounting for Certain Types of Regulation", effective January 1, 1996, on our audits of the consolidated financial statements and financial statement schedule of The Southern New England Telephone Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Annual Report on Form 10-K, in the following document filed by The Southern New England Telephone Company:

   Registration Statement No. 33-51371 on Form S-3 relating to the registration of $540 million of Debt Securities.





                                      /s/ Coopers & Lybrand L.L.P.
Hartford, Connecticut                     Coopers & Lybrand L.L.P.
March 19, 1998